Exhibit 10.6

FIRST AMENDMENT
TO
GLOBAL PARTNERS LP LONG-TERM INCENTIVE PLAN
GRANT OF PHANTOM UNITS
WITH DERs

Grantee:

Grant Date:  August 14, 2007

Restricted Period:  January 1, 2007 to December 31, 2009

Phantom Units Granted:

WHEREAS, Global GP LLC (“GPLLC”) has granted to you Phantom Units under the Global Partners LP Long-Term Incentive Plan pursuant to the above identified Grant Agreement; and

WHEREAS, GPLLC and you desire to amend the Grant Agreement as provided herein;

NOW, THEREFORE, Paragraph 4(a) of the Grant Agreement is amended effective as of the Grant Date to read as follows:

(a)                                  Phantom Units. As soon as administratively practicable after the vesting of a Phantom Unit at the end of the Restricted Period, or, if vesting occurs upon a Change of Control as provided in Paragraph 3(e), as soon as administratively practicable on or following such Change of Control, but in all events not later than 2½ months following the vesting of the Phantom Unit, you shall be paid one Unit for each such vested Phantom Unit, subject to Paragraph 7; provided, however, the Committee may, in its sole discretion, direct that a cash payment be made to you in lieu of the delivery of such Unit. Any such cash payment shall be equal to the Fair Market Value of the Unit on the day immediately preceding the payment date. If more than one Phantom Unit vests at the same time, the Committee may elect to pay such vested Award in Units, cash or any combination thereof, in its discretion.

Executed this December       , 2008, effective for all purposes as provided above.

GLOBAL GP LLC

By:
Name:
Title:

GRANTEE

By:
Name: